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                                                                    EXHIBIT 19.2

                                Amendment No. 1
                                    To The
                               Rights Agreement


     This Amendment (the "Amendment") is entered into as of the 5th day of February, 1999, between SIZELER PROPERTY INVESTORS, INC., a Delaware corporation (the "Company"), and THE BANK OF NEW YORK, a New York banking corporation (the "Rights Agent").

                              W I T N E S S E T H

     WHEREAS, Company and the Rights Agent entered into a Rights Agreement dated as of August 6, 1998, to correct two typographical errors which respectively appeared in Sections 7(c) and 9(e) and to delete a provision in response to recent decisions of the Delaware courts.


     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:


     1.   The first sentence of the legend appearing in Section 3, paragraph
(c), shall be amended by inserting the underlined language as follows:

          "This certificate also evidences and entitles the holder hereof to certain Rights as set forth in the Rights Agreement between Sizeler
     Property Investors, Inc. (the "Company") and The Bank of New York, as
     Rights Agent, dated as of August 6, 1998, as amended from time to time (the "Rights Agreement"), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal offices of the Company. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. The Company will mail to the holder of this certificate a copy of the Rights Agreement, as in effect on the date of mailing, without charge promptly after receipt of a written request therefor. Under certain circumstances set forth in the Rights Agreement, Rights issued to, or held by, any Person who is, was or becomes an
     Acquiring Person or an Adverse Person or any Affiliate or Associate thereof (as such terms are defined in the Rights
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     Agreement), whether currently held by or on behalf of such Person or by any subsequent holder, may become null and void."


     2.   Section 7, paragraph (c) shall be amended as follows:

                    (c) Action by Rights Agent. Upon receipt of a Rights Certificate representing exercisable Rights, with the form of election to purchase and the certificate duly executed, accompanied by payment with respect to each Right so exercised in compliance with paragraphs
          (a) and (b) of this Section 7, the Rights Agent shall, subject to
          Section 20(k) hereof, thereupon promptly requisition from any transfer agent of the shares of Preferred Stock (or make available, if the Rights Agent is the transfer agent for such shares) certificates for the total number of one one-thousandths of a share of Preferred Stock to be purchased and the Company hereby irrevocably authorizes its transfer agent to comply with all such requests, or if the Company shall have elected to deposit the total number of shares of Preferred Stock issuable upon exercise of the Rights hereunder with a depositary agent, requisition from the depositary agent depositary receipts representing such number of one one-thousandths of a share of Preferred Stock as are to be purchased (in which case certificates for the shares of Preferred Stock represented by such receipts shall be deposited by the transfer agent with the depositary agent) and the Company will direct the depositary agent to comply with such request, requisition from the Company the amount of cash, if any, to be paid in lieu of fractional shares in accordance with Section 14, after receipt of such certificates or depositary receipts, cause the same to be delivered to or upon the order of the registered holder of such Rights Certificate, registered in such name or names as may be designated by such holder, and after receipt thereof, deliver such cash, if any, to or upon the order of the registered holder of such Rights Certificate.

     3.   Section 9, paragraph (e) shall be amended as follows:

          (e) Transfer Taxes and Charges. The Company will pay when due and payable any and all federal and state transfer taxes and charges which may be payable in respect of the issuance or delivery of the Rights Certificates and of any certificates for a number of one one-thousandths of a share of Preferred Stock (or Common Stock and/or other securities, as the case may be) upon the

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     exercise of Rights. The Company shall not, however, be required to pay any transfer tax which may be payable in respect of any transfer or delivery of Rights Certificates to a Person other than, or the issuance or delivery of a number of one one-thousandths of a share of Preferred Stock (or Common Stock and/or other securities, as the case may be) in respect of a name other than that of, the registered holder of the Rights Certificates evidencing Rights surrendered for exercise or to issue or deliver any certificates for a number of one one-thousandths of a share of Preferred Stock (or Common Stock and/or other securities, as the case may be) in a name other than that of the registered holder upon the exercise of any Rights until such tax shall have been paid (any such tax being payable by the holder of such Rights Certificate at the time of surrender) or until it has been established to the Company's satisfaction that no such tax is due.

     4.   Section 23, paragraph (c) shall be deleted in its entirety.

     5.   All other provisions of the Agreement are hereby affirmed.

     6. This Amendment may be signed in separate counterparts which together shall constitute a valid Amendment to the Rights Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.


Attest:                           SIZELER PROPERTY INVESTORS, INC.


By:  /s/ David A. O'Flynn, Jr.    By: /s/ Thomas A. Masilla, Jr.
    ---------------------------       ------------------------------------
     David A. O'Flynn, Jr.,           Thomas A. Masilla, Jr., Vice Chairman
      Secretary                        and President


Attest:                           THE BANK OF NEW YORK, as Rights Agent


By: /s/ Jeffrey Grosse            By: /s/ John I. Sivertsen
    ---------------------------       ----------------------------------
     Jeffrey Grosse                   John I. Sivertsen
      Assistant Vice President         Vice President

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